Exhibit 99.1

IronNet Reports Fiscal First Quarter 2023 Financial Results

McLean, VA (June 14, 2022) – IronNet, Inc. (NYSE: IRNT) (“IronNet”), a leading provider of solutions Transforming Cybersecurity Through Collective DefenseSM, announced today its financial results for the fiscal first quarter ended April 30, 2022.

“In the past several months, President Biden and his cyber leaders have urged the market to embrace the concept of Collective Defense — that ‘you have to beat all of us to beat one of us.’ We firmly believe this is the future of cybersecurity,” said General (Ret.) Keith Alexander, Chairman and co-CEO of IronNet. “IronNet Collective Defense is the only anonymized threat detection collaboration solution available, giving our customers the advantage of higher efficiency in their cyber defense as they leverage the significant talent of organizations across the community.”

William Welch, co-CEO of IronNet, commented: “I am proud of our team which delivered new transactional Annual Recurring Revenue (ARR) of $5.5 million in the quarter. Our topline results were consistent with our expectation that certain customers in our transactional business would be delayed in signing or renewing their contracts, resulting in reduced ARR and revenue from the prior quarter. We would like to reiterate that we see these opportunities as pending rather than lost. In addition to our transactional business, we believe that our strategic business pipeline of deals larger than $5 million in ARR remains strong, and our conviction is high that a number of these opportunities will materialize to support our growth for the year.”

Fiscal First Quarter 2023 Financial & Operating Highlights

•	Annual Recurring Revenue (ARR): $30.1 million at April 30, 2022, compared to $25.6 million at the end of the same quarter last year.

•

Revenue: Revenue for the first quarter was $6.7 million compared to $6.4 million in the same quarter last year. Cloud subscription revenue was $5.2 million, or 81% of product revenue, compared to 65% in the same quarter last year.

•

Gross Margin: Gross margin for the first quarter was 62.7% compared to 69.6% in the same quarter last year, with 3.1% of the gross margin in the first quarter related to sensor inventory charges to support anticipated deployments this year.

•

Net loss: Net loss for the first quarter was $33.2 million compared to $15.5 million in the same quarter last year. Excluding stock-based compensation expense and transaction costs and fees, net loss for the first quarter would be $21.4 million compared to $14.9 million in the same quarter last year.

•	Dollar-based average contract length: 3.2 years for the first quarter, compared to 2.8 years in the same quarter last year.

•	Cash and cash equivalents: $31.4 million at end of the first quarter. IronNet has not yet drawn on its equity line facility.

•	Customer Count: 91 compared to 44 at the end of the same quarter last year.

Business Highlights

•

Honored with the 2022 Global Infosec Award in the category of Advanced Persistent Threat Detection and Response from Cyber Defense Magazine, the industry’s leading electronic information security magazine.

•

Announced as a flagship partner in the Mandiant® Cyber Alliance Program, an intelligence-led, multi-vendor approach to nation-grade intelligence, innovative    integrated solutions and expert managed services.

•

Detected a threat hijacking attack carrying Emotet malware against an organization located in the Asia Pacific region this May, likely part of a new campaign by the MUMMY SPIDER threat group, designed to test a new bypass for Microsoft disabling macros by default for use in future large-scale campaigns. These and other important findings by IronNet Threat Research can be found on our blog and included in our monthly Threat Intelligence Briefs.

Outlook

James Gerber, CFO of IronNet, stated: “We reaffirm our revenue and ARR guidance for the fiscal year based on the visibility we have today into the transactional side of the business as well as the continued health of our strategic pipeline of opportunities. With execution and a balanced approach to expense management, we expect to maintain the operational and strategic flexibility needed to continue to advance our market strategy.”

For the fiscal year 2023, IronNet still expects:

•	Revenue of approximately $34 million, representing nearly 25% growth year over year

•	ARR of approximately $48 million at the end of the fiscal year, representing 50% growth year over year

Conference Call & Webcast Information

IronNet will host a conference call to discuss these results today, Tuesday, June 14, 2022, at 5:00 p.m. ET. A live webcast of the conference call and additional materials can be accessed on IronNet’s Investor Relations website at https://www.ir.ironnet.com. A replay of the webcast will be available through the same link following the conference call.

Date: Tuesday, June 14, 2022

Time: 5:00 p.m. ET

Webcast: https://www.ir.ironnet.com

Dial-in number: 201-689-7807

About IronNet

Founded in 2014 by GEN (Ret.) Keith Alexander, IronNet, Inc. (NYSE: “IRNT”) is a global cybersecurity leader that is transforming how organizations secure their networks by delivering the first-ever Collective Defense platform operating at scale. Employing a number of former NSA cybersecurity operators with offensive and defensive cyber experience, IronNet integrates deep tradecraft knowledge into its industry-leading products to solve the most challenging cyber problems facing the world today. For more information, visit www.ironnet.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding IronNet’s fiscal 2023 revenue and ARR outlook, its ability to transform cybersecurity, execute on its business strategy and increase market share, and the expansion of the cybersecurity market and demand for IronNet’s products and services. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside IronNet’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: IronNet’s ability to execute on its plans to develop and market new products and the timing of these development programs; IronNet’s estimates of the size of the markets for its products; the rate and degree of market acceptance of IronNet’s products; the success of other competing technologies that may become available; IronNet’s ability to identify and integrate acquisitions; the performance of IronNet’s products; potential litigation; and general economic and market conditions impacting demand for IronNet’s products. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described under the heading “Risk Factors” in IronNet’s Annual Report on Form 10-K for the year ended January 31, 2022, filed with the SEC on May 2, 2022, as updated by IronNet’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2022, to be filed with the SEC on June 14, 2022, and subsequent filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward looking statements, and IronNet does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Certain Definitions

Annual Recurring Revenue (ARR) — Calculated at a particular measurement date as the annualized value of our then existing customer subscription contracts and the portions of other software and product contracts that are to be recognized over the course of the contracts and that are designed to renew, assuming any contract that expires during the 12 months following the measurement date is renewed on its existing terms.

Dollar-based average contract length: Calculated by multiplying the average total length of our customer contracts, measured in years or fractions thereof, by the respective revenue recognized for the last three months of each reporting period, and then dividing by the revenue attributable to software and product customers for the same three-month period used in the numerator. Because many of our customers have similar buying patterns and the average term of our contracts is more than 12 months, this metric provides a means of assessing the degree of built-in revenue repetition that exists across our customer base. Declines in average contract length are not reflective of the average lifetime of a customer.

IronNet Contacts:

IronNet Investor Contact: Nancy Fazioli - IR@ironnet.com

IronNet Media Contact: Bridget Bell - Media@ironnet.com

IronNet Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share amounts, Unaudited)

	Three Months Ended April 30,
	2022	2021
Product, subscription and support revenue	$6,443	$6,137
Professional services revenue	245	240

Total revenue	6,688	6,377
Cost of product, subscription and support revenue	2,330	1,754
Cost of professional services revenue	165	184

Total cost of revenue	2,495	1,938
Gross profit	4,193	4,439
Operating expenses
Research and development	10,727	6,891
Sales and marketing	10,667	7,149
General and administrative	15,586	5,720

Total operating expenses	36,980	19,760
Operating loss	(32,787)	(15,321)
Other income	10	8
Other expense	(380)	(129)
Loss before income taxes	(33,157)	(15,442)
Benefit (provision) for income taxes	(11)	(58)

Net loss	$(33,168)	$(15,500)

Basic and diluted net loss per common share	(0.33)	(0.23)
Weighted average shares outstanding, basic and diluted	99,305	67,182

IronNet Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except per share amounts, Unaudited)

	April 30,	January 31,
	2022	2022
Assets
Current assets
Cash and cash equivalents	$31,390	$47,673
Accounts receivable	10,213	1,991
Unbilled receivables	1,198	4,637
Related party receivables and loan receivables	3,233	3,233

Account and loan receivables	14,644	9,861
Inventory	5,416	4,581
Deferred costs	2,349	2,599
Prepaid warranty	1,138	829
Prepaid expenses	3,130	3,660
Other current assets	2,081	1,458

Total current assets	$60,148	$70,661
Deferred costs	3,838	3,243
Property and equipment, net	6,077	5,606
Prepaid warranty	1,294	1,229
Deposits and other assets	2,811	493

Total assets	$74,168	$81,232

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,687	$2,348
Accrued expenses	12,633	4,709
Deferred revenue	16,680	16,049
Deferred rent	—	159
Income tax payable	523	542
Other current liabilities	1,651	689

Total current liabilities	36,174	24,496
Deferred rent	—	769
Deferred revenue	18,851	17,517
Warrants	7	7
Other long-term liabilities	2,505	—

Total liabilities	$57,537	$42,789

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value; 100,000 shares authorized; none issued or outstanding	—	—
Common stock; $0.0001 par value; 500,000 shares authorized; 100,426 and 88,876 shares issued and outstanding at April 30, 2022 and January 31, 2022, respectively	10	9
Additional paid-in capital	467,296	455,849
Accumulated other comprehensive income	179	271
Accumulated deficit	(450,854)	(417,686)
Total stockholders’ equity	16,631	38,443

Total liabilities and stockholders’ equity	$74,168	$81,232

IronNet Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands, Unaudited)

	Three Months Ended April 30,
	2022	2021
Cash flows from operating activities
Net loss	$(33,168)	$(15,500)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	628	224
(Gain) on sale of fixed assets	(3)	—
Employee stock based compensation	11,446	17
Non-cash interest expense	90	—
Changes in operating assets and liabilities:
Accounts receivable	(4,783)	231
Deferred costs	(346)	(929)
Inventories	(835)	83
Prepaid expenses	529	(687)
Other current assets	265	—
Prepaid warranty	(373)	201
Deposits and other assets	382	(44)
Accounts payable	(661)	1,355
Accrued expenses	(50)	728
Income tax payable	(19)	58
Other current liabilities	(99)	—
Deferred rent	—	(33)
Deferred revenue	4,965	2,184
Other long-term liabilities	(350)	—

Net cash used in operating activities	(22,184)	(12,112)

Cash flows from investing activities
Purchases of property and equipment	(912)	(741)
Proceeds from the sale of fixed assets	2	—

Net cash used in investing activities	(910)	(741)

Cash flows from financing activities
Exercise of stock options and vesting of restricted stock units	93	209
Statutory tax withholding related to net-share settlement of restricted stock units	(91)	—
Cash received to fund employee’s tax obligation for vested RSUs	17,909	—
Cash remitted to fund employee’s tax obligation for vested RSUs	(9,066)	—
Payment of commitment fee	(1,750)	—
Payment of common stock issuance costs	(96)	—
Payment of finance lease obligations	(96)	—
Proceeds from stock subscriptions	—	62

Net cash (used in) provided by financing activities	6,903	271

Effect of exchange rate changes on cash and cash equivalents	(92)	11

Net change in cash and cash equivalents	(16,283)	(12,570)

Cash and cash equivalents
Beginning of the period	$47,673	$31,543

End of the period	$31,390	$18,973